EXHIBIT 99.3
------------


JONES LANG LASALLE                NEWS RELEASE


FOR IMMEDIATE RELEASE             200 East Randolph Drive
                                  Chicago Illinois 60601

                                  22 Hanover Square
                                  London W1A 2BN


Contact:   Lauralee Martin
           Chief Financial Officer

Phone:     +1 312 228 2073

Email:     Lauralee.martin@am.joneslanglasalle.com



           JONES LANG LASALLE REPORTS THIRD QUARTER RESULTS
                   AT THE LOW END OF GUIDANCE RANGE


CHICAGO AND LONDON, OCTOBER 30, 2002 - Jones Lang LaSalle Incorporated (NYSE: JLL), the leading global real estate services and investment management firm, today reported GAAP net income for the third quarter of $10.2 million, or $0.32 per share. Excluding after tax expenses of $1.1 million associated with the expansion of its New York business announced in August, the earnings of $0.35 were at the low end of the firm's previously stated expectations. The First Call consensus estimate of $0.40 per share excluded the impact of our New York expansion. Results compare favorably with the prior year's third quarter GAAP net loss of $6.2 million, or $0.21 per share.

Revenues in the quarter of $207.1 million were down 5 percent in U.S. dollars, 9 percent in local currency over the prior year period. This decline reflects the adverse impact of the difficult and uncertain global economic conditions on general business confidence and our clients' decision making. Year-to-date revenues were down 9 percent in U.S. dollars, 11 percent in local currency. A focus on tight expense controls together with the continuing benefits of last year's management actions to bring the organization in line with the expected 2002 business environment helped to offset these revenue declines. Operating expenses for the quarter, excluding non-recurring and restructuring charges were $188.8 million, a 2 percent reduction on the prior year period in U.S. dollars, 6 percent in local currency. For the year-to-date, operating expenses, excluding non-recurring and restructuring charges were $533.0 million, a 9 percent reduction on the prior year period in U.S. dollars, 10 percent in local currency.


----------------------------------------------------------------------

THIRD QUARTER RESULTS HIGHLIGHTS

     . Third quarter net income of $10.2 million versus prior year loss of $6.2 million

     . On target to deliver in excess of committed $50 million cost reductions

     .     Debt reduction of $35 million from prior year

----------------------------------------------------------------------


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


JONES LANG LASALLE REPORTS THIRD QUARTER RESULTS - ADD ONE




"We are disappointed that the challenging climate for our clients has resulted in lower revenues and results for our shareholders. However, successful cost reductions and careful management of our cash in a very difficult business environment have kept us profitable and strengthened the firm's financial fundamentals," said Chris Peacock, President and Chief Executive Officer of Jones Lang LaSalle.

The third quarter operating income, on a GAAP basis, was $17.8 million, as compared to $1.4 million in the same period in 2001. Included in the current year third quarter operating income were non-recurring and restructuring charges of $472,000. These were primarily related to the impairment of a residential land co-investment made by a business closed in 2001, offset by a credit associated with the finalization of expenses associated with the business restructuring initiated in 2001. The operating income for the third quarter of 2001 included non-recurring and restructuring charges of $24.5 million related to the impairment of e-commerce investments and certain residential land co-investments, together with severance and professional fees associated with the business restructuring initiated in 2001.

The third quarter tax expense reflects the lowered effective tax rate for 2002 of 36 percent as compared to the prior year of 42 percent. Also included in the third quarter of 2002 tax expense of $2.9 million is a credit of $1.8 million associated with certain 2001 restructuring expenses which previously were not considered tax deductible.

The net income for the third quarter on a GAAP basis was $10.2 million, compared with a net loss for the same period in 2001 of $6.2 million. The adjusted net income excluding non-recurring and restructuring charges for the three months ending September 30, 2002 was $8.7 million, as compared with adjusted net income of $12.6 million for the same period in 2001.

The firm's balance sheet continues to strengthen as debt was reduced from the prior year period by more than $35 million, despite a $13 million increase in the U.S. dollar reported book value of the firm's Eurobonds due to the weakening U.S. dollar. This debt reduction was a reflection of the continued strong business cash flows, an aggressive focus on receivables management and reducing capital expenditures.

Year-to-date, the firm reported GAAP net income of $9.6 million, or $0.31 per share, which compared favorably with the GAAP net loss of $12.5 million, or $0.42 per share, in the first nine months of 2001. Revenues year-to-date of $560.5 million and expenses (excluding non-recurring and restructuring charges) of $533.0 million were both down 9 percent. Year-to-date expense reductions of $53.0 million include $7.2 million related to incentive compensation accrual timing that is forecast to reverse over the balance of the year dependent upon the underlying business performance.

The results for the third quarter and first nine months of 2002 reflect reduced amortization expense of $2.4 million and $7.2 million, respectively, from adoption of the SFAS 142 accounting standard. No impairment charges were necessary with the adoption of this standard.













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JONES LANG LASALLE REPORTS THIRD QUARTER RESULTS - ADD TWO




OUTLOOK FOR REMAINDER OF 2002

The firm's previous earnings per share guidance, including the impact of our expansion in New York, of $1.50 to $1.55 assumed a slow worldwide economy through the third quarter of this year with a modest economic recovery in the fourth quarter. Now, given the continued weakness in the world economic environment and the low levels of business confidence, the fourth quarter, which is the highest revenue and highest margin quarter, will not perform at previously expected levels. Therefore, the firm is lowering its earnings guidance including New York, to $1.00 to $1.20, with the broad range reflecting the uncertain decision-making behaviors of clients as they respond to the challenges of the environment. "Our expectations for the balance of the year reflect concern around the impact of the continued slow world economics on our clients and the consequent adverse impact on the firm's revenues. We will continue to support our existing clients as well as win new clients in this challenging environment by providing solutions and services to their real estate decisions. We are committed to earnings growth in 2003 and will again be addressing our cost structure, in an anticipation of continuing soft revenues," said Chris Peacock.


BUSINESS SEGMENT PERFORMANCE HIGHLIGHTS

  OWNER AND OCCUPIER SERVICES

..    AMERICAS

     Operating income in the third quarter was $6.3 million versus $8.0 million for the prior year period. Year-to-date operating income of $7.7 million compared strongly to income in the prior year of $888,000. Results were driven by cost savings, with expenses down $6.1 million or 9 percent for the quarter and $40.2 million or 19 percent year-to-date. Included in the expense reductions are lower incentive compensation accruals of $2.6 million for the year-to-date, that are booked relative to performance and are forecast to be recaptured later in the year. Revenues in the third quarter of $67.9 million were down 10 percent, principally due to a decline in transaction activity in the Tenant Representation, Project and Development Services and Leasing and Management units together with the impact of the disposition of the Development Services business in the third quarter of 2001.

..    EUROPE

     Operating income in the third quarter was $863,000 versus $4.3 million for the prior year period. Year-to-date operating income was down 63 percent. Revenues in the quarter were flat to last year, but down 8 percent in local currency. Strong performance in France, Spain, and the English capital markets business were not sufficient to offset continued weakness in Germany, Belgium and the English leasing business. In addition, in September, Continental Europe experienced a significant slowdown in transaction activity and business confidence. The strengthening European currencies increased reported U.S. dollar revenues in the quarter by $6.1 million when compared to the prior year period. Underlying cost savings were masked by the impact of the strengthening European currencies, which increased the U.S. dollar reported expenses by $5.7 million. Year-to-date expenses were down $8.7 million or 4 percent, including a lower bonus accrual of $7.8 million.





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JONES LANG LASALLE REPORTS THIRD QUARTER RESULTS - ADD THREE




..    ASIA PACIFIC

     Operating income in the quarter declined to $58,000 versus $604,000 in the third quarter of 2001, reducing the year-to-date improvement in operating income to $2.7 million versus last year. Revenues of $30.5 million, down 7 percent, reversed the second quarter positive trend, led by declines in the core markets of Hong Kong, Singapore and Australia, partially offset by growth in Japan and Korea. Operating expenses year-to-date were down 3 percent.


INVESTMENT MANAGEMENT

LaSalle Investment Management's third quarter operating income of $11.1 million declined $1.8 million from the prior period operating income of $12.9 million. Revenues of $35.0 million, which included strong incentive fee performance as well as fee recoveries from two Fund closings, resulted in revenues being down only 2 percent as compared to the prior year which included incentive fees and equity earning of $14.4 million generated from the disposition of a hotel investment. Expenses were relatively flat as expenses for continued investment in people required for new fund growth were offset by a reduction of $2.0 million in a reserve made against certain accounts receivable.


SHARE BUYBACK

The firm expects to implement a share repurchase program recently approved by the Board of Directors. Under the program, the firm may repurchase up to 1 million shares in the open market and in privately negotiated transactions, depending upon market prices and other conditions. The repurchase of shares is primarily intended to offset dilution resulting from both stock and stock option grants made under the firm's existing stock plans.


ABOUT JONES LANG LASALLE

Jones Lang LaSalle is the world's leading real estate services and investment management firm, operating across more than 100 markets on five continents. The company provides comprehensive integrated expertise, including management services, implementation services and investment management services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of approximately 725 million square feet (67 million square meters) under management worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate investment management firms, with in excess of $23 billion of assets under management. For more information, visit www.joneslanglasalle.com.














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JONES LANG LASALLE REPORTS THIRD QUARTER RESULTS - ADD FOUR




     Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2001, under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 2002, in Jones Lang LaSalle's Proxy Statement dated April 4, 2002, and in other reports filed with the Securities and Exchange Commission. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events.




                               #   #   #



NOTE TO EDITORS:

..    Media contacts may listen only to the Jones Lang LaSalle third quarter results discussion at 9 a.m. EST on October 31 with investors and market analysts by dialing +1 719 457 2646.

..    A web cast of the conference call is available at
     http://www.firstcallevents.com/service/ajwz367471392gf12.html

..    A replay of the call may be accessed by dialing +1 719 457 0820 outside the United States and +1 888 203 1112 in the United States from noon EST on October 31, 2002, through Midnight EST on
     November 14, 2002.  The replay passcode is 543956.

                                       JONES LANG LASALLE INCORPORATED
                                     CONSOLIDATED STATEMENTS OF EARNINGS

                       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
                                      (in thousands, except share data)
                                                 (Unaudited)

                                                    THREE MONTHS ENDED              NINE MONTHS ENDED
                                                       SEPTEMBER 30,                  SEPTEMBER 30,
                                               --------------------------     --------------------------
                                                   2002           2001           2002            2001
                                                ----------     ----------     ----------      ----------
Revenue:
  Fee based services. . . . . . . . . . . .     $  203,477        214,442        553,301         608,527
  Equity in earnings from unconsolidated
    ventures. . . . . . . . . . . . . . . .            987          2,820          2,405           6,677
  Other income. . . . . . . . . . . . . . .          2,662          1,262          4,765           3,145
                                                ----------     ----------     ----------      ----------
      Total revenue . . . . . . . . . . . .        207,126        218,524        560,471         618,349

Operating expenses:
  Compensation and benefits . . . . . . . .        133,977        130,922        364,645         393,311
  Operating, administrative and other . . .         45,451         49,677        140,117         157,177
  Depreciation and amortization . . . . . .          9,418         12,044         28,239          35,466
  Non-recurring and restructuring charges:
    Compensation and benefits . . . . . . .           (615)         2,857           (481)          4,164
    Operating, administrative and other . .          1,087         21,633          2,004          23,976
                                                ----------     ----------     ----------      ----------
      Total operating expenses. . . . . . .        189,318        217,133        534,524         614,094
                                                ----------     ----------     ----------      ----------

      Operating income. . . . . . . . . . .         17,808          1,391         25,947           4,255

Interest expense, net of interest income. .          4,688          4,957         12,967          15,784
                                                ----------     ----------     ----------      ----------
      Income (loss) before provision for
        income taxes and minority interest.         13,120         (3,566)        12,980         (11,529)

Net provision for income taxes. . . . . . .          2,930          2,933          2,873             800
Minority interests in earnings (losses)
  of subsidiaries . . . . . . . . . . . . .             21           (318)         1,313             213
                                                ----------     ----------     ----------      ----------
      Net income (loss) before
        cumulative effect of change
        in accounting principle . . . . . .         10,169         (6,181)         8,794         (12,542)




                                                      6




                                       JONES LANG LASALLE INCORPORATED
                               CONSOLIDATED STATEMENTS OF EARNINGS - CONTINUED

                       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
                                      (in thousands, except share data)
                                                 (Unaudited)


                                                    THREE MONTHS ENDED              NINE MONTHS ENDED
                                                       SEPTEMBER 30,                  SEPTEMBER 30,
                                               --------------------------     --------------------------
                                                   2002           2001           2002            2001
                                                ----------     ----------     ----------      ----------

Cumulative effect of change in
  accounting principle. . . . . . . . . . .          --             --               846           --
                                                ----------     ----------     ----------      ----------
      Net income (loss) . . . . . . . . . .     $   10,169         (6,181)         9,640         (12,542)
                                                ==========     ==========     ==========      ==========

EBITDA. . . . . . . . . . . . . . . . . . .     $   27,152         13,781         52,278          39,144
                                                ==========     ==========     ==========      ==========

Basic earnings (loss) per common share
  before cumulative effect of change in
  accounting principle. . . . . . . . . . .     $     0.33          (0.21)          0.29           (0.42)
Cumulative effect of change in
  accounting principle. . . . . . . . . . .          --             --              0.03           --
                                                ----------     ----------     ----------      ----------
Basic earnings (loss) per common share. . .     $     0.33          (0.21)          0.32           (0.42)
                                                ==========     ==========     ==========      ==========

Basic weighted average shares outstanding .     30,776,775     30,077,867     30,423,660      29,991,041
                                                ==========     ==========     ==========      ==========

Diluted earnings (loss) per common share
  before cumulative effect of change in
  accounting principle. . . . . . . . . . .     $     0.32          (0.21)          0.28           (0.42)

Cumulative effect of change in
  accounting principle. . . . . . . . . . .          --             --              0.03           --
                                                ----------     ----------     ----------      ----------

Diluted earnings (loss) per common share. .     $     0.32          (0.21)          0.31           (0.42)
                                                ==========     ==========     ==========      ==========

Diluted weighted average shares outstanding     32,004,389     30,077,867     31,897,311      29,991,041
                                                ==========     ==========     ==========      ==========

                            Please reference attached financial statement notes.

                                                      7

                                       JONES LANG LASALLE INCORPORATED
                                          SEGMENT OPERATING RESULTS

                       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
                                               (in thousands)
                                                 (Unaudited)

                                                    THREE MONTHS ENDED              NINE MONTHS ENDED
                                                       SEPTEMBER 30,                  SEPTEMBER 30,
                                               --------------------------     --------------------------
                                                   2002         2001 (1)       2002 (2)        2001 (1)
                                                ----------     ----------     ----------      ----------
OWNER & OCCUPIER SERVICES -
 AMERICAS
  Revenue:
    Implementation services . . . . . . . .     $   31,594         35,538         78,657          99,335
    Management services . . . . . . . . . .         35,921         39,959         99,003         110,889
    Equity earnings (losses). . . . . . . .          --              (249)           (10)             86
    Other services. . . . . . . . . . . . .            232            315            899           1,038
    Intersegment revenue. . . . . . . . . .            173            189            375             899
                                                ----------     ----------     ----------      ----------
                                                    67,920         75,752        178,924         212,247
  Operating expenses:
    Compensation, operating and
      administrative. . . . . . . . . . . .         57,035         61,602        156,969         193,265
    Depreciation and amortization . . . . .          4,591          6,104         14,223          18,094
                                                ----------     ----------     ----------      ----------
        Operating income (3). . . . . . . .     $    6,294          8,046          7,732             888
                                                ==========     ==========     ==========      ==========

 EUROPE
  Revenue:
    Implementation services . . . . . . . .     $   52,080         54,638        155,419         175,919
    Management services . . . . . . . . . .         19,826         19,114         58,973          60,684
    Other services. . . . . . . . . . . . .          1,984            579          2,678           1,015
                                                ----------     ----------     ----------      ----------
                                                    73,890         74,331        217,070         237,618
  Operating expenses:
    Compensation, operating and
      administrative. . . . . . . . . . . .         70,161         66,848        202,090         209,634
    Depreciation and amortization . . . . .          2,866          3,153          8,134           9,338
                                                ----------     ----------     ----------      ----------
        Operating income (3). . . . . . . .     $      863          4,330          6,846          18,646
                                                ==========     ==========     ==========      ==========





                                                      8




                                       JONES LANG LASALLE INCORPORATED
                                    SEGMENT OPERATING RESULTS - CONTINUED

                       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
                                               (in thousands)
                                                 (Unaudited)


                                                    THREE MONTHS ENDED              NINE MONTHS ENDED
                                                       SEPTEMBER 30,                  SEPTEMBER 30,
                                               --------------------------     --------------------------
                                                   2002         2001 (1)       2002 (2)        2001 (1)
                                                ----------     ----------     ----------      ----------
 ASIA PACIFIC
  Revenue:
    Implementation services . . . . . . . .     $   18,363         20,909         52,940          54,063
    Management services . . . . . . . . . .         11,735         11,523         34,692          34,217
    Other services. . . . . . . . . . . . .            386            316          1,044           1,013
                                                ----------     ----------     ----------      ----------
                                                    30,484         32,748         88,676          89,293
  Operating expenses:
    Compensation, operating and
      administrative. . . . . . . . . . . .         28,787         30,320         85,406          88,524
  Depreciation and amortization . . . . . .          1,639          1,824          4,945           5,099
                                                ----------     ----------     ----------      ----------
        Operating income (loss) (3) . . . .     $       58            604         (1,675)         (4,330)
                                                ==========     ==========     ==========      ==========

INVESTMENT MANAGEMENT -
  Revenue:
    Implementation services . . . . . . . .     $    1,083            316          2,209           2,155
    Advisory fees . . . . . . . . . . . . .         32,874         32,446         71,409          71,214
    Equity earnings . . . . . . . . . . . .            987          3,069          2,415           6,591
    Other services. . . . . . . . . . . . .             61             51            143             130
                                                ----------     ----------     ----------       ----------
                                                    35,005         35,882         76,176          80,090
  Operating expenses:
    Compensation, operating and
      administrative. . . . . . . . . . . .         23,618         22,018         60,672          59,964
    Depreciation and amortization . . . . .            322            963            937           2,935
                                                ----------     ----------     ----------       ----------
        Operating income (3). . . . . . . .     $   11,065         12,901         14,567          17,191
                                                ==========     ==========     ==========      ==========









                                                      9




                                       JONES LANG LASALLE INCORPORATED
                                    SEGMENT OPERATING RESULTS - CONTINUED

                       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
                                               (in thousands)
                                                 (Unaudited)


                                                    THREE MONTHS ENDED              NINE MONTHS ENDED
                                                       SEPTEMBER 30,                  SEPTEMBER 30,
                                               --------------------------     --------------------------
                                                   2002         2001 (1)       2002 (2)        2001 (1)
                                                ----------     ----------     ----------      ----------

--------------------------------------------------------------------------------------------------------------

Total segment revenue . . . . . . . . . . .     $  207,299        218,713        560,846         619,248
Intersegment revenue eliminations . . . . .           (173)          (189)          (375)           (899)
                                                ----------     ----------     ----------       ----------
    Total revenue . . . . . . . . . . . . .     $  207,126        218,524        560,471         618,349
                                                ==========     ==========     ==========      ==========

Total segment operating expenses. . . . . .     $  189,019        192,832        533,376         586,853
Intersegment operating expense eliminations           (173)          (189)          (375)           (899)
                                                ----------     ----------     ----------       ----------

    Total operating expenses before
      non-recurring and restructuring
      charges . . . . . . . . . . . . . . .     $  188,846        192,643        533,001         585,954
                                                ==========     ==========     ==========      ==========

    Operating income before non-recurring
      and restructuring charges . . . . . .     $   18,280         25,881         27,470          32,395
                                                ==========     ==========     ==========      ==========














                            Please reference attached financial statement notes.

                                                     10

                    JONES LANG LASALLE INCORPORATED
                      CONSOLIDATED BALANCE SHEETS

               SEPTEMBER 30, 2002 AND DECEMBER 31, 2001
                            (in thousands)
                              (Unaudited)




                                       SEPTEMBER 30,    DECEMBER 31,
                                           2002           2001 (1)
                                       -------------    -----------

ASSETS
------

Current assets:
  Cash and cash equivalents . . . . . . . $    9,333         10,446
  Trade receivables, net of
    allowances. . . . . . . . . . . . . .    174,241        222,590
  Notes receivable. . . . . . . . . . . .      3,014          3,847
  Other receivables . . . . . . . . . . .      7,136          8,872
  Prepaid expenses. . . . . . . . . . . .     13,749         11,802
  Deferred tax assets . . . . . . . . . .     16,239         16,935
  Other assets. . . . . . . . . . . . . .     12,151         11,340
                                          ----------     ----------
      Total current assets. . . . . . . .    235,863        285,832

Property and equipment, at cost,
  less accumulated depreciation . . . . .     81,209         92,503
Intangibles resulting from business
  acquisitions and JLW merger,
  net of accumulated amortization . . . .    332,203        328,169
Investments in and loans to real
  estate ventures . . . . . . . . . . . .     76,556         64,528
Long-term receivables, net. . . . . . . .     16,354         10,427
Prepaid pension asset . . . . . . . . . .     10,791         14,384
Deferred tax assets . . . . . . . . . . .     23,561         25,770
Debt issuance costs . . . . . . . . . . .      4,633          5,407
Other assets, net . . . . . . . . . . . .      8,030          8,707
                                          ----------     ----------

                                          $  789,200        835,727
                                          ==========     ==========

                    JONES LANG LASALLE INCORPORATED
                CONSOLIDATED BALANCE SHEETS - CONTINUED

               SEPTEMBER 30, 2002 AND DECEMBER 31, 2001
                            (in thousands)
                              (Unaudited)




                                       SEPTEMBER 30,    DECEMBER 31,
                                           2002           2001 (1)
                                       -------------    -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
  Accounts payable and accrued
    liabilities . . . . . . . . . . . . . $   73,638        116,968
  Accrued compensation. . . . . . . . . .     80,943        131,680
  Short-term borrowings . . . . . . . . .     15,867         15,497
  Deferred tax liabilities. . . . . . . .        203             23
  Other liabilities . . . . . . . . . . .     23,600         23,467
                                          ----------     ----------
      Total current liabilities . . . . .    194,251        287,635

Long-term liabilities:
  Credit facilities . . . . . . . . . . .     60,834         60,621
  Senior Euro Notes . . . . . . . . . . .    162,953        146,768
  Deferred tax liabilities. . . . . . . .      4,930          6,567
  Other . . . . . . . . . . . . . . . . .     17,935         18,966
                                          ----------     ----------
      Total liabilities . . . . . . . . .    440,903        520,557

Commitments and contingencies

Minority interest in consolidated
  subsidiaries. . . . . . . . . . . . . .      2,918            789

Stockholders' equity:
  Common stock, $.01 par value per
    share, 100,000,000 shares
    authorized; 30,796,147 and
    30,183,450 shares issued and
    outstanding as of September 30,
    2002 and December 31, 2001,
    respectively. . . . . . . . . . . . .        308            302
  Additional paid-in capital. . . . . . .    480,990        463,926
  Deferred stock compensation . . . . . .    (11,625)        (6,038)
  Retained deficit. . . . . . . . . . . .   (112,881)      (122,521)
  Stock held in trust . . . . . . . . . .       (460)        (1,658)
  Accumulated other comprehensive
    income. . . . . . . . . . . . . . . .    (10,953)       (19,630)
                                          ----------     ----------
      Total stockholders' equity. . . . .    345,379        314,381
                                          ----------     ----------

                                          $  789,200        835,727
                                          ==========     ==========








         Please reference attached financial statement notes.

                    JONES LANG LASALLE INCORPORATED
           SUMMARIZED CONSOLIDATED STATEMENTS OF CASH FLOWS

             NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
                            (in thousands)
                              (Unaudited)





                                           2002 (4)       2001 (4)
                                          ----------     ----------


Cash provided by earnings . . . . . . . . $   50,261         57,427

Cash used in working capital. . . . . . .    (30,038)       (71,130)

Cash used in investing activities . . . .    (20,724)       (12,744)

Cash provided by financing activities . .       (612)        18,475
                                          ----------     ----------

      Net decrease in cash. . . . . . . .     (1,113)        (7,972)

Cash and cash equivalents,
  beginning of period . . . . . . . . . .     10,446         18,843
                                          ----------     ----------

Cash and cash equivalents,
  end of period . . . . . . . . . . . . . $    9,333         10,871
                                          ==========     ==========



































         Please reference attached financial statement notes.

                                       JONES LANG LASALLE INCORPORATED
                                ADJUSTED CONSOLIDATED STATEMENTS OF EARNINGS

                       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
                                      (in thousands, except share data)
                                                 (Unaudited)

                                                    THREE MONTHS ENDED              NINE MONTHS ENDED
                                                       SEPTEMBER 30,                  SEPTEMBER 30,
                                               --------------------------     --------------------------
                                                   2002           2001           2002            2001
                                                 Adjusted       Adjusted       Adjusted        Adjusted
                                                   (5)           (1)(5)          (5)            (1)(5)
                                                ----------     ----------     ----------      ----------
Revenue:
  Fee based services. . . . . . . . . . . .     $  203,477        214,442        553,301         608,527
  Equity in earnings from unconsolidated
    ventures. . . . . . . . . . . . . . . .            987          2,820          2,405           6,677
  Other income. . . . . . . . . . . . . . .          2,662          1,262          4,765           3,145
                                                ----------     ----------     ----------      ----------
      Total revenue . . . . . . . . . . . .        207,126        218,524        560,471         618,349

Operating expenses:
  Compensation and benefits . . . . . . . .        133,977        130,922        364,645         393,311
  Operating, administrative and other . . .         45,451         49,677        140,117         157,177
  Depreciation and amortization . . . . . .          9,418         12,044         28,239          35,466
                                                ----------     ----------     ----------      ----------
      Total operating expenses excluding
        non-recurring and restructuring
        charges . . . . . . . . . . . . . .        188,846        192,643        533,001         585,954
                                                ----------     ----------     ----------      ----------
      Adjusted operating income excluding
        non-recurring and restructuring
        charges . . . . . . . . . . . . . .         18,280         25,881         27,470          32,395

Interest expense, net of interest income. .          4,688          4,957         12,967          15,784
                                                ----------     ----------     ----------      ----------
      Adjusted income before provision
        for income taxes and minority
        interest. . . . . . . . . . . . . .         13,592         20,924         14,503          16,611

Net provision for income taxes. . . . . . .          4,858          8,615          5,221           6,976







                                                     14




                                       JONES LANG LASALLE INCORPORATED
                          ADJUSTED CONSOLIDATED STATEMENTS OF EARNINGS - CONTINUED

                       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
                                      (in thousands, except share data)
                                                 (Unaudited)


                                                    THREE MONTHS ENDED              NINE MONTHS ENDED
                                                       SEPTEMBER 30,                  SEPTEMBER 30,
                                               --------------------------     --------------------------
                                                   2002           2001           2002            2001
                                                 Adjusted       Adjusted       Adjusted        Adjusted
                                                   (5)           (1)(5)          (5)            (1)(5)
                                                ----------     ----------     ----------      ----------

Minority interests in earnings (losses)
  of subsidiaries . . . . . . . . . . . . .             21           (318)         1,313             213
                                                ----------     ----------     ----------      ----------
      Adjusted net income excluding
        non-recurring and restructuring
        charges . . . . . . . . . . . . . .     $    8,713         12,627          7,969           9,422
                                                ==========     ==========     ==========      ==========

Adjusted income per common share. . . . . .     $     0.27           0.41           0.25            0.30
                                                ==========     ==========     ==========      ==========

Adjusted weighted average shares
  outstanding . . . . . . . . . . . . . . .     32,004,389     31,005,514     31,897,311      30,929,379
                                                ==========     ==========     ==========      ==========


Adjusted EBITDA Calculation (6)
  Adjusted operating income . . . . . . . .         18,280         25,881         27,470          32,395
  Depreciation and amortization . . . . . .          9,418         12,044         28,239          35,466
  Minority interests in EBITDA. . . . . . .            (74)           346         (1,908)           (577)
                                                ----------     ----------     ----------      ----------

      Adjusted EBITDA . . . . . . . . . . .     $   27,624         38,271         53,801          67,284
                                                ==========     ==========     ==========      ==========








                            Please reference attached financial statement notes.

                                                     15

                                       JONES LANG LASALLE INCORPORATED
                         CURRENCY ANALYSIS OF REVENUES AND ADJUSTED OPERATING INCOME
                                                (in millions)
                                                 (Unaudited)

                                     Pound                                 US
                                   Sterling                Australian    Dollar
                                      (7)        Euro        Dollar        (6)        Other       Total
                                   --------    --------    ----------   --------    --------    --------
                                       $           $            $           $           $           $
REVENUES (1)

 2002
   Q1, 2002                            34.5        32.7          9.2        59.7        25.7       161.8
   Q2, 2002                            46.8        31.9         12.5        67.5        32.8       191.5
   Q3, 2002                            42.7        35.7         11.9        86.4        30.4       207.1
                                     ------      ------       ------      ------      ------      ------
    Total                             124.0       100.3         33.6       213.6        88.9       560.4
                                     ======      ======       ======      ======      ======      ======
 2001
   Q1, 2001                            46.3        43.1         11.2        73.9        24.3       198.8
   Q2, 2001                            42.6        35.0         10.6        82.8        30.0       201.0
   Q3, 2001                            38.9        39.1         12.5        98.2        29.8       218.5
                                     ------      ------       ------      ------      ------      ------
     Total                            127.8       117.2         34.3       254.9        84.1       618.3
                                     ======      ======       ======      ======      ======      ======


ADJUSTED OPERATING INCOME (5)(7)

 2002
   Q1, 2002                            -2.5         3.8         -2.5        -1.0        -1.9        -4.1
   Q2, 2002                             7.2        -0.2         -0.3         4.0         2.6        13.3
   Q3, 2002                             1.8         2.6         -0.1        14.8        -0.8        18.3
                                     ------      ------       ------      ------      ------      ------
     Total                              6.5         6.2         -2.9        17.8        -0.1        27.5
                                     ======      ======       ======      ======      ======      ======
 2001
   Q1, 2001                            -0.4         8.7         -0.5        -4.2        -3.5         0.1
   Q2, 2001                             1.8         3.9         -0.8         3.9        -2.4         6.4
   Q3, 2001                            -2.3         9.0         -0.7        23.4        -3.5        25.9
                                     ------      ------       ------      ------      ------      ------
     Total                             -0.9        21.6         -2.0        23.1        -9.4        32.4
                                     ======      ======       ======      ======      ======      ======

                            Please reference attached financial statement notes.

                                                     16

                    JONES LANG LASALLE INCORPORATED
                       Financial Statement Notes




(1) Certain prior year amounts have been reclassified to conform with the current presentation. In particular, in 2002, we began accounting for the revenues of our Global Consulting unit on a gross basis, as opposed to netting these revenues into expenses. These revenues amounted to $2.0 million and $6.1 million in the three and nine months ended September 30, 2001, respectively. In addition, beginning in September of 2002, we aggregated our loans to co-investments with our investments in co-investments. The co-investment loans in the December 31, 2001 balance sheet have been reclassified to conform with this new presentation.

(2) The nine months ended September 30, 2002 reflect the adjustment made to the first six months of 2002, which separately identified the non-recurring and restructuring charges relating to this period.

(3) For purposes of this analysis we have determined that the allocation of the non-recurring charges to our segments is not meaningful to investors. Additionally, we evaluate the performance of our segment results without these charges being allocated.

(4) The consolidated statements of cash flows are presented in summarized form. Please reference our third quarter Form 10-Q for detailed consolidated statements of cash flows.

(5) Adjusted results for the nine months ended September 30, 2002 exclude the cumulative effect of change in accounting principle relating to the adoption of SFAS 142. Adjusted results for all periods shown also exclude the effects of non-recurring and restructuring charges. The nine months ended September 30, 2002 reflect the adjustment made to the first six months of 2002, which separately identified the non-recurring and restructuring charges relating to this period. This analysis is not intended to be a presentation in accordance with generally accepted accounting principles (GAAP).

(6) Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, and excludes Minority Interests in EBITDA. For the nine months ended September 30, 2002, Adjusted EBITDA excludes the cumulative effect of change in accounting principle resulting from the adoption of SFAS 142. For all periods shown Adjusted EBITDA also excludes non-recurring and restructuring charges. Management believes that Adjusted EBITDA is useful to investors as a measure of operating performance, cash generation and ability to service debt. However, Adjusted EBITDA should not be considered an alternative to (i) net earnings (determined in accordance with GAAP), (ii) operating cash flows (determined in accordance with GAAP), or (iii) liquidity.

(7) The objective of this presentation is to provide guidance as to the key currencies that the Company does business in and their significance to reported revenues and adjusted operating income. The adjusted operating income sourced in pound sterling and US dollars understates the profitability of the businesses in the United Kingdom and America because it includes the locally incurred expenses of our global offices in London and Chicago, respectively, as well as the European regional office in London. The revenues and adjusted operating income of the global investment management business are allocated to their underlying currency, which means that this analysis may not be consistent with the performance of the geographic OOS segments. In particular, as incentive fees are earned by this business, there may be significant shifts in the geographic mix of revenues and adjusted operating income.



                                  17